UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2010

CAPITAL BANK CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	000-30062	56-2101930
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
(Address of principal executive offices)

 (919) 645-6400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Capital Bank Corporation (the “Company”) held a Special Meeting of Shareholders (the “Special Meeting”) on December 16, 2010. The shareholders considered three proposals, each of which is described in more detail in the Company’s definitive proxy statement dated November 19, 2010.

Proposal 1: To approve the issuance of shares of the Company’s common stock, no par value per share (“Common Stock”), under the terms of the Investment Agreement, dated November 3, 2010, among the Company, its wholly-owned subsidiary Capital Bank, and North American Financial Holdings, Inc. The votes were cast as follows:

Votes For	Votes Against	Abstained	Broker Non-Votes
6,480,642	365,389	49,440	0

Proposal 1 was approved.

Proposal 2: To approve an amendment to the Company’s Articles of Incorporation to increase the authorized shares of Common Stock to three hundred million (300,000,000) shares from fifty million (50,000,000) shares. The votes were cast as follows:

Votes For	Votes Against	Abstained	Broker Non-Votes
6,442,376	410,462	42,633	0

Proposal 2 was approved.

Proposal 3: To grant the proxy holders discretionary authority to vote to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in the event that there are not sufficient affirmative votes present at the Special Meeting to approve the proposals that may be considered and acted upon at the Special Meeting. The votes were cast as follows:

Votes For	Votes Against	Abstained	Broker Non-Votes
6,341,664	448,896	104,911	0

Proposal 3 was approved.

Item 8.01	Other Events.

Following the Special Meeting, the Company filed with the Secretary of State of the State of North Carolina Articles of Amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of Common Stock from fifty million (50,000,000) shares to three hundred million (300,000,000) shares, which became effective upon filing. A copy of the Articles of Amendment of the Company is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document

Exhibit 3.1	Articles of Amendment of Capital Bank Corporation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2010	CAPITAL BANK CORPORATION

	By:	/s/ B. Grant Yarber
B. Grant Yarber
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Document

Exhibit 3.1	Articles of Amendment of Capital Bank Corporation